Exhibit 5.1

Nexvet Biopharma public limited company

National Institute for Bioprocessing

Research and Training

Fosters Avenue, Mount Merrion

Blackrock, Co. Dublin, Ireland

Our ref: OMN/ek/28491.1	Date: 25 March 2015

Matter:	Nexvet Biopharma public limited company, a public limited company incorporated in Ireland under registered number 547923

Ladies and Gentlemen

1.	Basis of Opinion

1.1	We have acted as Irish counsel for Nexvet Biopharma public limited company, an Irish public limited company (the “Company”), in connection with the registration on Form S-8, including all amendments and exhibits thereto (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company under the Company’s Option Terms of Issuance, Long Term Incentive Plan (the “2013 Plan”) and 2015 Equity Incentive Plan (the “2015 Plan” and together with the Option Terms of Issuance and the 2013 Plan, the “Plans”) of up to 1,753,692 ordinary shares in its capital with a nominal value of $0.125 per share (the “Shares”).

1.2	This opinion is solely for the benefit of the addressee of this opinion and it may not be relied upon by any other person or entity for any purpose(s) without our prior written consent.

1.3	This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of, and we express no opinion as to, the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as it affects any jurisdiction (other than Ireland insofar as opined on herein).

1.4	This opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

1.5	In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by email in pdf or other electronic format, and the authenticity of the originals of such documents.

1.6	We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company, upon which we have relied, have been varied, amended or revoked in any respect or have expired, and that the Shares will be issued in accordance with such resolutions and authorities.

1.7	This opinion is governed by and is to be construed in accordance with the laws of Ireland.

1.8	We have further assumed that, on allotment and issuance by the Company of each offered Share, the Company received consideration in money or money’s worth for such Shares, such worth in any event not being less than the stated par or nominal value of the Shares.

1.9	No assumption or qualification in this opinion limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs of this opinion are for convenience only and do not affect the construction or interpretation hereof.

2	Opinion

2.1	Subject to the foregoing, we are of the opinion that:

the Shares which may be issued under the Plans are duly authorised ordinary shares in the capital of the Company with a nominal value of $0.125 per share, and, when issued against receipt of the consideration therefore in accordance with the provisions of the respective Plans and the relevant terms of issue relating thereto, will be validly issued, fully paid and not subject to calls for any additional payments (‘non-assessable’).

3	Disclosure

3.1	We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission and any amendments thereto. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act, the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

4	No Refresher

4.1	This opinion speaks only as of its date. We are not under any obligation to update this opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this opinion.

Yours faithfully

ByrneWallace

2